EXHIBIT 99

Everett Tackett, APR Public Relations ON Semiconductor (602) 244-4534 everett.tackett@onsemi.com	Scott Sullinger Investor Relations ON Semiconductor (602) 244-3437 scott.sullinger@onsemi.com

ON Semiconductor Reports Fourth Quarter and 2003 Annual Results

Company grows revenues by 5 percent from prior quarter

PHOENIX, Ariz. – Feb. 2, 2004 – ON Semiconductor Corporation (NASDAQ: ONNN) today announced that total revenues in the fourth quarter of 2003 were $279 million, an increase of 5 percent from the third quarter of 2003. During the fourth quarter of 2003, the company reported a net loss of $42 million, or $0.21 per share, that included restructuring, asset impairments and other charges of $29.9 million, or $0.14 per share, and a loss on debt prepayment of $1.3 million, or $0.01 per share. During the third quarter of 2003, the company reported a net loss of $16 million, or $0.10 per share, that included a net gain of $3.3 million, or $0.02 per share, from restructuring, asset impairments and other and a loss on debt prepayment of $2.9 million, or $0.02 per share.

On a mix-adjusted basis, average selling prices in the fourth quarter of 2003 were down 2.8 percent from the third quarter of 2003. Despite the decline in average selling prices, the company’s gross margin remained essentially flat in the fourth quarter due to a combination of increased cost reductions, improved product mix and increased unit volumes as compared to the third quarter of 2003.

EBITDA for the fourth quarter of 2003 was $21 million and included restructuring, asset impairments and other charges of $29.9 million and the $1.3 million loss on debt prepayment. EBITDA for the third quarter of 2003 was $51 million and included the net gain of $3.3 million from restructuring, asset impairments and other and the $2.9 million loss on debt prepayment. A reconciliation of this non-GAAP financial measure to the company’s net loss and net cash provided by operating activities prepared in accordance with U.S. GAAP is set out in the attached schedule.

ON Semiconductor Reports Fourth Quarter and 2003 Annual Results

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The $29.9 million in restructuring, asset impairments and other charges for the fourth quarter of 2003 included approximately $5.4 million of cash charges, primarily for severance, and approximately $24.5 million of non-cash charges for asset impairments. Total cash and non-cash charges included $19.1 million for asset impairments and employee severance at the company’s East Greenwich, R.I. facility; $5.4 million for asset impairments and employee severance at its Rosnov, Czech Republic facility; $2.3 million for the write-down of a note receivable relating to assets sold in 2001; $2.0 million for the write-down of a cost basis investment; and, approximately $1.1 million for other restructuring activities in the United States and Europe.

The net gain of $3.3 million in restructuring, asset impairments and other for the third quarter of 2003 included a $4.6 million gain on the sale of the company’s assembly and test facility in Guadalajara, Mexico offset by $1.3 million of net restructuring charges.

Total revenues for 2003 were $1.069 billion, a decrease of 2 percent from $1.094 billion in 2002. During 2003, the company reported a net loss of $167 million that included restructuring, asset impairments and other charges of $61.2 million, a loss on debt prepayment of $7.7 million and the cumulative effect of accounting change of $21.5 million. During 2002, the company reported a net loss of $142 million that included restructuring, asset impairments and other charges of $27.7 million and a loss on debt prepayment of $6.5 million. The company’s gross margin increased by 90 basis points to 28.1 percent in 2003 from 27.2 percent in 2002 primarily as a result of manufacturing cost reductions, which were partially offset by price declines.

“During the fourth quarter we took additional steps to improve our manufacturing efficiency by restructuring our facilities in Rhode Island and the Czech Republic,” said Keith Jackson, ON Semiconductor president and CEO. “We continue to focus on serving our customers, improving the efficiency of our manufacturing operations and reducing our debt and related interest expense. Looking forward, we are encouraged by the strength of our backlog and the improving pricing environment for our products.”

FIRST QUARTER 2004 OUTLOOK

“Based upon booking trends, backlog levels and estimated turns levels, we anticipate that total revenues will be up by 5 to 6 percent sequentially in the first quarter,” Jackson said. “Backlog levels at the beginning of the first quarter of 2004 were up from backlog levels at the beginning of the fourth quarter of 2003 and represented greater than 90 percent of our anticipated first quarter revenues. We expect that average selling prices will be up for the first quarter of 2004 and that gross margins will increase to between 29 and 30 percent.”

ON Semiconductor Reports Fourth Quarter and 2003 Annual Results

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TELECONFERENCE

ON Semiconductor will hold a conference call for the financial community at 8:30 a.m. Eastern time (EST) tomorrow to discuss the fourth quarter results. The company will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at http://www.onsemi.com. The webcast will be available for 30 days following the conference call.

About ON Semiconductor

ON Semiconductor (NASDAQ: ONNN) offers an extensive portfolio of power and data management semiconductors and standard semiconductor components that address the design needs of today’s sophisticated electronic products, appliances and automobiles. For more information visit ON Semiconductor’s website at http://www.onsemi.com.

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ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders. Although the company references its website in this news release, such information on the website is not to be incorporated herein.

This news release includes “forward-looking statements” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are often characterized by the use of words such as “believes,” “expects,” “estimates,” “projects,” “may,” “will,” “intends,” “plans,” or “anticipates,” or by discussions of strategy, plans or intentions. In this news release, forward-looking information relates to bookings trends, backlog levels, estimated turns levels, first quarter 2004 revenues, gross margins and average selling prices, and similar matters. All forward-looking statements in this news release are made based on management’s current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. Among these factors are changes in overall economic conditions, the cyclical nature of the semiconductor industry, changes in demand for our products, changes in inventories at our customers and distributors, technological and product development risks, availability of raw materials, competitors’ actions, pricing and gross margin pressures, loss of key customers, order cancellations or reduced bookings, changes in manufacturing yields, control of costs and expenses, significant litigation, risks associated with acquisitions and dispositions, risks associated with our substantial leverage and restrictive covenants in our debt agreements, risks associated with our international operations, the threat or occurrence of international armed conflict and terrorist activities both in the United States and internationally and risks involving environmental or other governmental regulation. Additional factors that could affect the company’s future operating results are described in our Form 10-K for the year ended December 31, 2002 under the caption “Trends, Risks and Uncertainties” in the MD&A section, and other factors are described from time to time in our SEC filings. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information.

ON Semiconductor Reports Fourth Quarter and 2003 Annual Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED STATEMENTS OF OPERATIONS

(in millions, except share data)

	Quarter Ended			Year Ended
	December 31, 2003	October 3, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Total revenues	$278.6	$264.8	$268.5	$1,069.1	$1,093.7
Cost of sales	200.2	190.7	193.7	768.8	795.9

Gross profit	78.4	74.1	74.8	300.3	297.8

Operating expenses:
Research and development	20.6	16.6	17.5	71.9	67.9
Selling and marketing	16.5	14.8	16.5	63.0	61.2
General and administrative	16.4	19.0	22.4	77.8	102.1
Amortization of goodwill and other intangibles	—	—	2.9	5.9	11.9
Restructuring, asset impairments and other	29.9	(3.3)	17.5	61.2	27.7

Total operating expenses	83.4	47.1	76.8	279.8	270.8

Operating income (loss)	(5.0)	27.0	(2.0)	20.5	27.0

Other income (expenses), net:
Interest expense, net	(34.4)	(37.8)	(38.3)	(149.1)	(149.5)
Equity in earnings of joint ventures	—	—	(0.6)	—	(0.6)
Loss on debt prepayment	(1.3)	(2.9)	—	(7.7)	(6.5)

Other income (expenses), net	(35.7)	(40.7)	(38.9)	(156.8)	(156.6)

Loss before income taxes, minority interests, and cumulative effect of accounting change	(40.7)	(13.7)	(40.9)	(136.3)	(129.6)
(Provision) benefit for income taxes	(1.4)	(1.8)	1.8	(7.7)	(9.5)
Minority interests	(0.3)	(0.8)	(0.5)	(1.2)	(2.8)

Net loss before cumulative effect of accounting change	(42.4)	(16.3)	(39.6)	(145.2)	(141.9)
Cumulative effect of accounting change, net of tax	—	—	—	(21.5)	—

Net loss	(42.4)	(16.3)	(39.6)	(166.7)	(141.9)
Less: Accretion for increase in redemption value of redeemable preferred stock	(0.5)	—	—	(0.5)	—
Less: Redeemable preferred stock dividends	(2.4)	(2.3)	(2.2)	(9.2)	(8.5)

Net loss applicable to common stock	$(45.3)	$(18.6)	$(41.8)	$(176.4)	$(150.4)

Basic:
Net loss applicable to common stock before cumulative effect of accounting change	$(0.21)	$(0.10)	$(0.24)	$(0.83)	$(0.86)
Cumulative effect of accounting change	—	—	—	(0.11)	—

Net loss applicable to common stock	$(0.21)	$(0.10)	$(0.24)	$(0.94)	$(0.86)

Diluted:
Net loss applicable to common stock before cumulative effect of accounting change	$(0.21)	$(0.10)	$(0.24)	$(0.83)	$(0.86)
Cumulative effect of accounting change	—	—	—	(0.11)	—

Net loss applicable to common stock	$(0.21)	$(0.10)	$(0.24)	$(0.94)	$(0.86)

Weighted average common shares outstanding:
Basic	216.9	179.5	176.1	187.4	175.6

Diluted	216.9	179.5	176.1	187.4	175.6

ON Semiconductor Reports Fourth Quarter and 2003 Annual Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31, 2003	October 3, 2003	December 31, 2002
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$186.6	$183.6	$190.4
Receivables, net	136.1	152.4	115.4
Inventories, net	171.6	172.4	163.5
Other current assets	25.7	35.2	39.4
Deferred income taxes	3.8	7.2	6.4

Total current assets	523.8	550.8	515.1
Property, plant and equipment, net	499.1	519.9	585.3
Deferred income taxes	0.2	1.9	—
Goodwill, net	77.3	77.3	77.3
Intangible asset, net	—	—	26.7
Other assets	44.1	39.5	39.0

Total assets	$1,144.5	$1,189.4	$1,243.4

Liabilities, Minority Interests, Redeemable Preferred Stock and Stockholders' Deficit
Accounts payable	$115.7	$121.4	$74.1
Accrued expenses	89.9	92.7	100.6
Income taxes payable	14.2	19.2	11.0
Accrued interest	25.3	22.2	43.6
Deferred income on sales to distributors	66.2	64.4	70.8
Current portion of long-term debt	11.4	23.9	19.8

Total current liabilities	322.7	343.8	319.9
Long-term debt	1,291.5	1,269.0	1,403.4
Other long-term liabilities	28.8	37.5	42.9
Deferred income taxes	—	—	2.2

Total liabilities	1,643.0	1,650.3	1,768.4

Minority interests in consolidated subsidiaries	26.4	26.2	27.0

Redeemable preferred stock	119.7	116.8	110.1

Common stock	2.2	2.2	1.8
Additional paid-in capital	891.3	892.0	737.4
Accumulated other comprehensive income	(4.4)	(6.8)	(34.3)
Accumulated deficit	(1,533.7)	(1,491.3)	(1,367.0)

Total stockholders' deficit	(644.6)	(603.9)	(662.1)

Total liabilities, minority interests, redeemable preferred stock and stockholders' deficit	$1,144.5	$1,189.4	$1,243.4

ON Semiconductor Reports Fourth Quarter and 2003 Annual Results

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ON SEMICONDUCTOR CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA AND

NET CASH PROVIDED BY OPERATING ACTIVITIES

(in millions)

	Quarter Ended			Year Ended
	December 31, 2003	October 3, 2003	December 31, 2002(1)	December 31, 2003(2)	December 31, 2002(1)
Net loss	$(42.4)	$(16.3)	$(39.6)	$(166.7)	$(141.9)
Increase (decrease):
Depreciation and amortization	27.2	28.0	37.0	127.8	148.0
Interest expense, net	34.4	37.8	38.3	149.1	149.5
Income tax provision (benefit)	1.4	1.8	(1.8)	7.7	9.5

EBITDA(3)	20.6	51.3	33.9	117.9	165.1
Increase (decrease):
Interest expense, net	(34.4)	(37.8)	(38.3)	(149.1)	(149.5)
Income tax (provision) benefit	(1.4)	(1.8)	1.8	(7.7)	(9.5)
Loss on debt prepayment	1.3	2.9	—	7.7	6.5
Amortization of debt issuance costs and debt discount	1.8	2.3	2.4	8.7	8.1
Provision for excess inventories	1.0	2.1	(0.4)	9.4	16.0
Cumulative effect of accounting change	—	—	—	21.5	—
Non-cash impairment write-down of property, plant and equipment	20.2	—	1.0	30.7	12.4
Non-cash impairment of other long-lived assets	4.3	—	—	25.1	—
Non-cash interest on junior subordinated note payable to Motorola	3.2	3.3	3.1	13.0	11.7
Deferred income taxes	5.1	(2.3)	3.2	0.3	7.1
Stock compensation expense	—	—	3.2	0.1	4.5
Other	1.0	(3.6)	(0.2)	0.6	3.0
Changes in operating assets and liabilities	5.1	(15.2)	2.4	(32.5)	(29.0)

Net cash provided by operating activities	$27.8	$1.2	$12.1	$45.7	$46.4

(1) Amounts have been revised from those previously reported to reflect the consolidation of our majority-owned investment in Leshan Phoenix Semiconductor based on recent guidance from the Financial Accounting Standards Board.

(2) Includes the cumulative effect of the accounting change relating to actuarial gains and losses associated with our defined benefit pension obligations effective January 1, 2003.

(3) EBITDA represents net loss before interest expense, provision for income taxes and depreciation and amortization expense. While EBITDA is not intended to represent net cash provided by operating activities as defined by generally accepted accounting principles and should not be considered as an indicator of operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors to assess our ability to meet our future debt service, capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. The table above sets forth our EBITDA with a reconciliation to net cash provided by operating activities, the most directly comparable financial measure under generally accepted accounting principles.